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                                                                    Exhibit 99-1
[SS&C LOGO]


For Immediate Release


Contact:
Patrick Pedonti, Chief Financial Officer (860) 298-4738
Greg Reid, Investor Relations (860) 298-4837
E-mail: InvestorRelations@sscinc.com
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              SS&C Technologies, Inc. Declares First-Ever Dividend

WINDSOR, CT - July 31, 2003 -- SS&C Technologies, Inc. (Nasdaq: SSNC) today announced that its Board of Directors has declared its first-ever, semi-annual cash dividend of $0.10 per share, to be payable September 12, 2003 to shareholders of record at the close of business on August 22, 2003. This dividend further demonstrates the Board's confidence in the company's financial strength and reflects their desire to broaden and diversify the investor base.


"Declaring this dividend is a signal of the board's confidence in our business model and solid balance sheet and shows the market we have a strong cash stream," stated Chairman and CEO Bill Stone. "We believe it is an appropriate way to have our investors participate in our success given the amount of free cash flow we generate. Returning a portion of the profits to our shareholders also makes good sense in light of the recent tax code changes. Meanwhile, we remain committed to using the cash we generate wisely and we will continue to invest in our infrastructure, pursue strategic acquisitions, buyback our stock, and satisfy our other long-term capital requirements."


About SS&C Technologies

SS&C focuses exclusively on the financial services industry with a global client base that manages over $4 trillion in assets. Each of the products in SS&C's suite of highly specialized solutions is in the top tier of competitive offerings in the marketplace. By leveraging expertise in common investment business functions, SS&C cost-effectively serves clients in the different industry segments, including: 1) commercial lending, 2) financial institutions,
3) hedge funds and family offices, 4) insurance entities and pension funds, 5) institutional asset management, 6) municipal finance and 7) real estate property management. SS&C is publicly traded on NASDAQ under the symbol "SSNC". Additional information is available at www.ssctech.com.


This press release contains forward-looking statements. Such statements reflect management's best judgment based on factors currently known but are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated.

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Such risks and uncertainties include, but are not limited to, the Company's ability to finalize large client contracts, fluctuations in customer demand for the Company's products and services, intensity of competition from other application vendors, delays in product development, the Company's ability to control expenses, general economic and industry conditions, terrorist activities, and those risks described in the Company's filings with the Securities and Exchange Commission, including without limitation, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. SS&C cautions investors that it may not update any or all of the foregoing forward-looking statements.